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                                                                    EXHIBIT 3.02

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          KINETICS HOLDINGS CORPORATION

Kinetics Holdings Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

                "RESOLVED, that the Restated Certificate of Incorporation of Kinetics Holdings Corporation be amended by changing the first paragraph of ARTICLE IV, paragraph 1 thereof so that, as amended, said Article shall be and read as follows:

                        "1. AUTHORIZATION OF SHARES. This corporation is authorized to issue two (2) classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is two hundred fifty million (250,000,000) shares, $0.01 par value per share. The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, $0.01 par value per share, twenty-five million six hundred fifty-two thousand fifty-three (25,652,053) of which are designated as "Series A Preferred Stock" and twenty-four million three hundred forty-seven thousand nine hundred forty-seven (24,347,947) shares shall remain undesignated."

        SECOND: That in lieu of a meeting and vote of stockholders, holders of more than two-thirds (2/3) of the outstanding shares of Series A Preferred stock, as required by Article IV, paragraph 4.5(f) of the Restated Certificate of Incorporation, have given written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.


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        FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective on April 30, 2002, for accounting purposes.

        IN WITNESS WHEREOF, said Kinetics Holdings Corporation has caused this Certificate to be signed by John Goodman, its Secretary, this 3rd day of May, 2002.

                                        KINETICS HOLDINGS CORPORATION


                                        By:   /s/ John Goodman
                                           ------------------------------------
                                              John Goodman, Secretary




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